Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 05, 2025, with respect to the consolidated financial statements of PicPay Holdings Netherlands B.V., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes Ltda.

KPMG Auditores Independentes Ltda.

São Paulo – SP - Brazil

January 5, 2026